Exhibit 5.4

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Renan Garcia Lopes, MAusIMM CP (Geo), hereby consent to the use of my name in connection with the references to the report entitled “NI 43-101 Technical Report, Jacobina Gold Mine, Bahia State, Brazil” dated May 29, 2020 (the “Report”) and to the inclusion or incorporation by reference of references to the written disclosure of the Report and of extracts from or a summary thereof in the Registration Statement.

By:	/s/ Renan Garcia Lopes
Name: Renan Garcia Lopes, MAusIMM CP (Geo)

April 25, 2022